U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DesignerSportsApparel, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	20-3491905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

207 N. Center Street, Unit A, Arlington, Texas	76011
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (817) 201-4912
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	3,257,000 shares	$0.25	$814,250	$103.17

(1)	This price was arbitrarily determined by DesignerSportsApparel, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
The Corporate Law Center
Ronald Serota
2620 Regatta Dr., Suite 102
Las Vegas, NV 89128
(702) 869-0099 Fax: (702) 446-6071

SUBJECT TO COMPLETION, Dated December 11, 2006

PROSPECTUS
DESIGNERSPORTSAPPAREL, INC.
3,257,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 3,257,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.25 per share. This offering will expire on June 30, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.25	None	$0.25
Total	$811,250	None	$811,250

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” on page 7-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: December 11, 2006

Page
Summary	4
Risk Factors	6
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	6
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	6
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	6
Because the demand for our services is inherently seasonal in nature, our inability to effectively manage cash flows could harm our business.	7
If we are unable to gauge fashion trends and react to changing consumer preferences in a timely manner, our sales will decrease.	7
In the event that we are unable to successfully compete within the retail apparel business, we may not be able to achieve profitable operations.	7
If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.	7
Because our management is inexperienced in operating a retail apparel business, our business plan may fail.	8
If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	8
If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.	8
Because our sole officer has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	8
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	9
If a market for our common stock does not develop, shareholders may be unable to sell their shares	9
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	9
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.	10

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	10
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	10
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	11
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	11
Forward-Looking Statements	11
Use of Proceeds	11
Determination of Offering Price	12
Dilution	12
Selling Shareholders	12
Plan of Distribution	16
Legal Proceedings	17
Directors, Executive Officers, Promoters and Control Persons	18
Security Ownership of Certain Beneficial Owners and Management	19
Description of Securities	20
Interest of Named Experts and Counsel	23
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23
Organization Within the Last Five Years	24
Description of Business	24
Description of Property	28
Management Discussion and Analysis	28
Certain Relationships and Related Transactions	30
Market for Common Equity and Related Stockholder Matters	30
Executive Compensation	33
Financial Statements	34
Changes in and Disagreements with Accountants	35
Available Information	35

Summary

DesignerSportsApparel, Inc.

We were incorporated as DesignerSportsApparel, Inc. in the State of Nevada on August 29, 2005. We are primarily in the business of providing custom, silk-screened T-shirts. The initial focus of our business plan is to target college-aged consumers who frequently purchase T-shirts.

Currently, we have a licensing agreement with the Sigma Alpha Epsilon Fraternity, allowing us to provide silk-screened T-shirts to every chapter of the fraternity on college campuses nation-wide for events. Our sales are primarily generated through direct contact with fraternity chapter presidents and other officers at campuses across the country. We have a website at www.designersportsapparel.com and are also able to generate sales through our website. We presently contract with outside vendors for purchasing blank T-shirts, for printing of our products and graphic design. We retain three different graphic artists to work directly with our customers to generate artwork for t-shirts on a project-by-project basis. We also contract with outside vendors for purchasing blank t-shirts, and for printing our products. Our business plan is to increase our product offering and to seek to develop additional licensing agreements to act a supplier to other national organizations whose membership base consists of our target market.

Our fiscal year end is August 31.

Our principal offices are located at 207 N. Center Street, Unit A, Arlington, TX 76011. Our phone number is 817-201-4912.

The Offering

Securities Being Offered	Up to 3,257,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.25 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
5,757,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of August 31, 2006 (Audited)
Cash	$1,854
Total Assets	$14,388
Liabilities	$19,838
Total Stockholders’ Deficit	$5,450

Statement of Operations	For the Year Ended August 31, 2006(Audited)
Revenue	$1,935
Loss for the Period	$61,475

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the year ended August 31, 2006, totaled $56,373. We have incurred cumulative net losses of $61,475 since our inception. We have not attained profitable operations and are dependent upon obtaining financing to continue operations. As of August 31, 2006, we had cash in the amount of $1,854. Our future is dependent upon our ability to obtain financing and upon future profitable operations. We plan to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a limited operating history.  We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have verbal agreements with our graphic artists, printers, and suppliers to provide services to us at their respective and customary rates upon request. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan and ability to services our customers may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because the demand for our services is inherently seasonal in nature, our inability to effectively manage cash flows could harm our business.

We are primarily in the business of providing custom, silk-screened T-shirts to collegiate consumers. As a result, the demand for our products is generally during the academic school year. The seasonality of our business requires us to manage our cash flows carefully over the course of any given fiscal year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to meet cash flow needs. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

If we are unable to gauge fashion trends and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe our success depends in substantial part on our ability to offer products and designs that reflect current fashion trends and anticipate, gauge and react to changing consumer demands in a timely manner. Our business is vulnerable to changes in consumer preferences. We will attempt to reduce the risks of changing fashion trends and product acceptance in part by devoting a portion of our available products and designs to classic styles that are not significantly modified from year to year. Nevertheless, if we misjudge consumer preferences for our products, our ability to generate sales could be impaired resulting in the failure of our business. There are no assurances that our future designs will be successful, and in that regard, any unsuccessful designs could also adversely affect our business.

In the event that we are unable to successfully compete within the retail apparel business, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  Many of our competitors and potential competitors have greater name recognition and more extensive distribution and customer bases that could be leveraged, for example, to position themselves as being more experienced.  To compete, we may be forced to offer lower prices and narrow our marketing focus, resulting in reduced revenues.

If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.

The success of our business depends on our ability to deliver our products to our consumers’ specifications for time sensitive events. We are dependent on third party consultants for the graphic design and screening of our products. Disruptions in the delivery of merchandise for any could delay the timely receipt of merchandise, which could result in cancelled sales and excess inventory.

Because our management is inexperienced in operating a retail apparel business, our business plan may fail.

Our management does not have any specific training in running a retail apparel business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing a retail apparel company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our designs do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and original designs in the United States. To date, we have not sought any trademark or trade name registrations. No assurance can be given that any intellectual property rights owned by us will not be challenged, invalidated or circumvented, that any rights granted will provide competitive advantages to us. Intellectual property litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as us. There is no assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. The failure to adequately protect our intellectual property and original designs could result in our competitors utilizing our designs and impair our ability to achieve profitable operations.

Because our sole officer has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Parker, our chief executive officer and chief financial officer, devotes 10 to 15 hours per week to our business affairs. We do not have an employment agreement with Mr. Parker nor do we maintain a key man life insurance policy for him. Currently, do not have any full or part-time employees and hire consultants on an as-needed basis. If the demands of our business require the full business time of Mr. Parker, it is possible that Mr. Parker may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,257,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 56.6% of the common shares outstanding as of the date of this prospectus.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.25 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,257,000 shares of common stock offered through this prospectus. The shares include the following:

•
3,105,000 common shares that the selling shareholders acquired from us in an offering that was exempt from Registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended, and completed on December 16, 2005, and

•
152,000 common shares that the selling shareholders acquired from us in an offering that was exempt from Registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended, and completed on July 31, 2006.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of December 11, 2006 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 5,757,000 shares of common stock outstanding on December 11, 2006.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Thomas M. Aigner 5033 Comstock Circle Keller, Texas 76248	200,000	200,000	0	0%
Zachary T. Aigner 11409 Lauren Way Keller, Texas 76248	5,000	5,000	0	0%
Helen Allen 713 Hurst Dr. Bedford, Texas 76022	4,000	4,000	0	0%
Nora Cloud 11724 Tuscany Way Dallas, Texas 75218	5,000	5,000	0	0%
William F. Davis 5300 Shamrops Dr. Kenner, Louisiana 70065	15,000	15,000	0	0%
Martha G. Davis 214 Megan Ln. Slidell, Louisiana 70458	15,000	15,000	0	0%
Kent Donithan 8228 Maplestar Rd. Las Vegas, Nevada 89128	200,000	200,000	0	0%

Marlene Endler 351 Town Place Circle, #205 Buffalo Grove, Illinois 60089	230,000	230,000	0	0%
Mary Fish 1529 Schilling Ft. Worth, Texas 76103	5,000	5,000	0	0%
Patricia H. Folse 925 Marlene Dr. Gretna, Louisiana 70056	15,000	15,000	0	0%
Robyn Gilliland 600 Bridle Trail Saginaw, Texas 76179	5,000	5,000	0	0%
John Edward Gilliland 4205 Fernleaf Drive Ft. Worth, Texas 76137	5,000	5,000	0	0%
Roy Alexander Gilliland III 8704 Paloma Blanca Dr. Ft. Worth, Texas 76179	5,000	5,000	0	0%
Joseph C. Greco 250 Park Ave., #505 Minneapolis, Minnesota 55415	200,000	200,000	0	0%
Suann Hayes 5420 Paloma Blanca Drive Ft. Worth, Texas 76179	5,000	5,000	0	0%
Geoffrey Holmes 7621 Gosport Ave. Las Vegas, Nevada 89131	200,000	200,000	0	0%
Suzanne Hughes 901 Hardage Ln. Colleyville, Texas 76034	4,000	4,000	0	0%
Donald India Jr. 607 Woodvale Ave. Deerfield, Illinois 60015	230,000	230,000	0	0%
Gerald Kieft 9709 S.W. Pueblo Terrace Palm City, Florida 34990	5,000	5,000	0	0%
A.J. LaSota 601 E. 1st Street, Unit 230 Ft. Worth, Texas 76102	200,000	200,000	0	0%

David W. Lee 5400 Rustic Trail Colleyville, Texas 76034	5,000	5,000	0	0%
Timothy Lupo & Julie Ann Davis 214 Megan Lane Slidell, Louisiana 70458	15,000	15,000	0	0%
Billy D. Moore 102 Brandon Dr. Weatherford, Texas 76087	200,000	200,000	0	0%
Dee Ann Rhodes 2711 Margret Dr. Arlington, Texas 76012	4,000	4,000	0	0%
Joseph A. Sanger 1512 W. Victoria St. #1 Chicago, Illinois 60660	230,000	230,000	0	0%
John C. Savage 709 High Star Ct. Hurst, Texas 76054	5,000	5,000	0	0%
Edward A. Stephens 610 Lock Chalet Ct. Arlington, Texas 76012	200,000	200,000	0	0%
Hayley Stephens 5412 47th Street Lubbock, Texas 76120	5,000	5,000	0	0%
Kelli G. Teinert 8550 Meadowbrook Dr. Ft. Worth, Texas 76008	175,000	175,000	0	0%
Danny Terrell 11521 Blue Creek Dr. Ft. Worth, Texas 76008	200,000	200,000	0	0%
Sanford Terrell 3617 Live Oak Rd. Weatherford, Texas 76087	5,000	5,000	0	0%
Valerie Terrell 11521 Blue Creek Dr. Aledo, Texas 76008	5,000	5,000	0	0%
Paige Thomas 600 Bridle Trail Saginaw, Texas 76179	250,000	250,000	0	0%
Michael S. Todd 7635 Golden Filly St. Las Vegas, Nevada 89131	160,000	160,000	0	0%

Kelly Vallelungo 291 Moonraker Dr. Slidell, Louisiana 70458	15,000	15,000	0	0%
Richard Wiener 2634 Violet Street Glenview, Illinois 60026	230,000	230,000	0	0%

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 57,570 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

As of the date of this prospectus, no selling shareholder has held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after September 16, 2006.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Boyce & Gianni, LLP, 1701 N. Green Valley Parkway, Suite #8-A, Henderson, Nevada 89074.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of December 11, 2006 are as follows:

Director:
Name of Director	Age
David B. Parker	50

Executive Officers:
Name of Officer	Age	Office
David B. Parker	50	Chief Executive Officer, Chief Financial Officer

Set forth below is a brief description of the background and business experience of executive officers and directors.

David B. Parker served as Chief Executive Officer and a member of the board of directors of Assured Pharmacy, Inc. from April 2003 to February 2005. Mr. Parker founded RxSystems, Inc. in March 2002 and served as its Chairman and Chief Executive Officer until its dissolution in 2003. From December 2001 to June 2002, Mr. Parker served as a business consultant. Mr. Parker has more than 20 years of experience in the financial, merchant banking, and financial public relations industries. Mr. Parker served as Vice President of Retail Sales for Prudential Securities from November 1989 to December 1991. Mr. Parker launched and operated his own independent consulting practice from January 1991 until December 2001. From August 1983 to February 1988, Mr. Parker was employed at Merrill Lynch Pierce Fenner & Smith, where he rose to the position of executive Vice President. Mr. Parker graduated from Texas Christian University in 1981.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

David Parker is our only significant employee.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.	A verbal agreement with our graphic artists, printers, and suppliers to provide services at their respective and customary rates upon request.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Verbal agreements with auditors to perform audit functions at their respective normal and customary rates.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 11, 2006, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	David Parker 207 N. Center Street, Unit A Arlington, TX 76011	2,500,000	43.4%
Common Stock	All Officers and Directors as a Group (one person)	2,500,000	43.4%

(1)	The percent of class is based on 5,757,000 shares of common stock issued and outstanding as of December 11, 2006.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of December 11, 2006, there were 5,757,000 shares of our common stock issued and outstanding. Our shares are held by thirty-seven (37) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

We appointed Pacific Stock Transfer Company of Las Vegas, Nevada, as our transfer agent.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota of The Corporate Law Center, our independent legal counsel, has provided an opinion on the validity of our common stock.

Ronald N. Silberstein, C.P.A., P.L.L.C., has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in its audit report. Ronald N. Silberstein, C.P.A., P.L.L.C. has presented its report with respect to our audited financial statements. The report of Ronald N. Silberstein, C.P.A., P.L.L.C. is included in reliance upon its authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as DesignerSportsApparel, Inc. in the State of Nevada on August 29, 2005. We are primarily in the business of providing custom, silk-screened t-shirts to fraternities for Greek-sponsored events. On April 4, 2006, we entered into a License Agreement with the Sigma Alpha Epsilon Fraternity, authorizing us to utilize graphics and symbols held by the Sigma Alpha Epsilon Fraternity under copyright and trademark laws and provide silk-screened T-shirts to every chapter of the fraternity on college campuses nation-wide for events in exchange for a percentage of all gross sales to local chapters of the Sigma Alpha Epsilon Fraternity.

Mr. David B. Parker, our President, CEO, Secretary, Treasurer, and sole director has been a promoter of our company since its inception.

Description of Business

Company Overview

We were incorporated as DesignerSportsApparel, Inc. in the State of Nevada on August 29, 2005. We are primarily in the business of providing custom, silk-screened t-shirts to fraternities for Greek-sponsored events. The initial focus of our business plan is to target college-aged consumers who frequently purchase T-shirts.

Currently, we have a licensing agreement with the Sigma Alpha Epsilon Fraternity, allowing us to provide silk-screened T-shirts to every chapter of the fraternity on college campuses nation-wide for events. Our sales are primarily generated through direct contact with fraternity chapter presidents and other officers at campuses across the country. Contact information is obtained through Sigma Alpha Epsilon’s national office. Following our incorporation, we sent product samples to Sigma Alpha Epsilon fraternity chapter officers to introduce the quality of our product, and begin a dialogue with decision-makers at the chapter level. We have a website at www.designersportsapparel.com and are also able to generate sales through our website. We presently contract with outside vendors for purchasing blank T-shirts, for printing of our products and graphic design. We retain three different graphic artists to work directly with our customers to generate artwork for t-shirts on a project-by-project basis. We also contract with outside vendors for purchasing blank t-shirts, and for printing our products. Our business plan is to increase our product offering and to seek to develop additional licensing agreements to act a supplier to other national organizations whose membership base consists of our target market.

Licensing Agreement

On April 4, 2006, we entered into a License Agreement with the Sigma Alpha Epsilon Fraternity. This License Agreement grants us a limited right to utilize the Greek letters, crest, badge, flag, name, and “True Gentlemen” logo of the organization. Through this agreement, we are able to design and produce silk-screened t-shirts and other products which include graphics and logos held by the Sigma Alpha Epsilon Fraternity under trademark laws, and sell those products to local chapters of the Sigma Alpha Epsilon Fraternity for Greek-sponsored events.

Under the terms of the License agreement, we are required to provide a quarterly sales report to the Sigma Alpha Epsilon Fraternity within thirty (30) days of the end of each calendar quarter detailing product sales and royalties due to the Sigma Alpha Epsilon Fraternity. We are also required to submit to the Sigma Alpha Epsilon Fraternity within thirty (30) days of the end of each quarter, a License royalty payment equal to eight (8%) percent of the gross product sales during the quarter. Any royalty which is not paid within seven (7) days of the due date shall accrue interest at the rate of ten (10%) per annum.

The License Agreement remains in effect through the 30th day of June each year, and is renewable on an annual basis. In order to renew the License Agreement to be effective July 1 of each year, we must submit a written request for renewal to the Sigma Alpha Epsilon Fraternity, along with a forty ($40.00) dollar annual advance. This advance will be deducted from the quarterly royalty payments due to the Sigma Alpha Epsilon Fraternity in the following year until the entire forty ($40.00) dollar advance has been satisfied. We must also submit to the Sigma Alpha Epsilon Fraternity, along with the written request for renewal, representative samples of any merchandise we wish to market pursuant to the renewal of the License Agreement.

Before any new merchandise can be marketed to local chapters, a representative sample of the new merchandise utilizing the Sigma Alpha Epsilon Fraternity’s trademarked graphics or logos must be submitted to the Sigma Alpha Epsilon Fraternity for quality control approval. This requirement is in addition to the required submission of representative samples of merchandise to accompany the annual request for the renewal of the License Agreement.

We are required to maintain records of sales of merchandise containing the licensed graphics or logos of the Sigma Alpha Epsilon Fraternity for a period of three (3) years following each transaction. Said records shall be made reasonably available for audit or inspection by or on behalf of the Sigma Alpha Epsilon Fraternity.

As part of our License Agreement with the Sigma Alpha Epsilon Fraternity, we maintain a comprehensive general and product liability insurance protecting against claims of any sort for loss or damage arising out of the design, manufacture, or marketing of licensed products. This insurance policy is maintained in the face amount of one million ($1,000,000.00) dollars and names the Sigma Alpha Epsilon Fraternity as co-insured.

By virtue of our License Agreement with the Sigma Alpha Epsilon Fraternity we are named as a Licensed Vendor on the National Sigma Alpha Epsilon Fraternity website. We are allowed to link our website with the National Sigma Alpha Epsilon Fraternity website as well as display the Greek Licensing Logo on our website identifying us as an approved licensed vendor of Sigma Alpha Epsilon Fraternity themed apparel.

Business Strategy

Our initial business plan was to target members of the Sigma Alpha Epsilon Fraternity for sales of originally designed silk-screened t-shirts. In an attempt to undercut the pricing of competition and secure product orders, we sold our products below cost and at a loss. The current structure of the

Sigma Alpha Epsilon Fraternity includes more than 8,200 undergraduates at more than 200 chapters in 48 states and Canada.

Beginning in August 2006, we expanded our product line for by adding a denim long sleeve shirt with the Sigma Alpha Epsilon Fraternity flag embroidered above the pocket to our list of available products. In an attempt to increase our sales, we are planning over the next twelve months to further expand our product line to provide a broader range of merchandise to our customers including baseball caps and other items of apparel.

While Sigma Alpha Epsilon was our initial target, there several other national fraternities are similar in size which presents the same business opportunities for growth. During the next twelve months, we are planning to enter into licensing agreements with additional National Fraternities so that we could design and produce apparel for the organization’s members that included its graphics and logos held under trademark laws.

As sales increase, we are planning to add a full-time graphic artist to our staff to design artwork for our products. Currently, we contract with three separate freelance graphic artists on a project-by-project basis. We intend to add additional employees to reduce our dependence upon outside businesses and contractors, and allowing us greater flexibility in meeting the needs of our customers and achieve higher profit margins.

We are planning to purchase a screen printing machine to silk-screen our products in-house. This purchase will eliminate our reliability on outside vendors for printing quality t-shirts and allow us greater flexibility in pricing and turnaround time. The anticipated cost of this equipment is approximately $50,000. We will need to seek additional financing prior to being able to purchase this equipment. This purchase will also necessitate the addition of a full-time screen press operator. A warehouse location will be necessary for the housing the equipment and for storage of our bulk t-shirt purchases. Management believes suitable warehouse space will be available when it is needed.

Marketing Strategy

Our focus is a very specific niche market. We provide silk-screened t-shirts and apparel to fraternity chapters for their events. Beginning with the start of the school year, Greek fraternities sponsor events and parties throughout the entire school year. Most fraternities commemorate each event by printing t-shirts for the attendees. In order to provide t-shirts for a local fraternity chapter, we seek to enter into a License Agreement with that chapter’s national office. Such an agreement allows us to use symbols, graphics and logos trademarked by the fraternity in exchange for a nominal percentage of our gross sales to local chapters. The national fraternity benefits financially from the license royalties, thus positioning us in a favorable position versus non-licensed competitors. We currently have such a License Agreement in place with the Sigma Alpha Epsilon Fraternity.

Once License Agreements are secured with other national fraternities, our plan is to make direct contact with their chapters an individual basis via email, HTML product-specific email, telephone marketing, special promotion post cards and standard letter mail. Chapter presidents are sent sample t-shirts to demonstrate the high quality of our products, and chairpersons are sent promotional ink pens, customized with their Greek letters, in order to establish meaningful contact. Our management believes that these promotional products increase response rates to email and telephone contacts with chapter presidents, other officers of the fraternity, and chairpersons for their specific events. Over the next twelve months, we intent to employ representatives on major campuses to initiate and maintain relationships with fraternity chapter leaders. Our management believes that this direct, individual attention will enhance our ability to become the supplier of choice for silk-screened t-shirts for our target market. We intend to compensate representatives on each college campus through the payment of a fee based on sales generated.

Over the next twelve months we are also planning to make investments in search engine placement fees and positioning fees in order to give our e-Commerce website broader visibility. In our correspondence and contact with customers and prospects, we direct them to our website where they can view our entire graphic image library and product line, place orders, pay for orders, and track shipping of existing orders. Customers and prospects may also find all of the information about us and the ordering process which they may require on our website, including contact information, quote requests, frequently asked questions, testimonials from other fraternity customers, and the history of our company.

Online order placement is facilitated by our full service e-Commerce site, capable of quickly and accurately transacting customer orders. All forms of payment are accepted through the site, including: cash via PayPal; credit card payments, including Visa, MasterCard, and other major cards via our credit card merchant account; and traditional payment forms such as cashiers checks, personal checks, and money orders. Orders are also accepted by telephone, fax and email.

Competition

We compete generally with many other manufacturers and retailers in the retail apparel industry and specifically with those who offer products with similar content. We compete with, among many others, online providers, local university bookstores, and retail t-shirt shops generally located adjacent to the schools’ campus.   This  competition  could result in our being unable to gain any significant  market  share  which  could  have  a material adverse effect on our  business.  However, we believe that we compete favorably on the basis of quality, uniqueness and creativity of the designs produced by our artists and our personalized and directly marketing efforts. Notwithstanding what we believe are our advantages, we may not be able to compete effectively against our competitors, many of whom have significantly greater financial resources and a stronger market presence.

Employees

We have no employees as of the date of this prospectus other than our sole executive officer, Mr. Parker. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

We believe that our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and original designs in the United States. To date, we have not sought to protect any of our intellectual property. We plan to seek protections over our name and original designs in the United States over the next twelve months.

Government Regulation

Government regulation and compliance with environmental laws have not had a material effect on our business.

Description of Property

We maintain our corporate office at 207 N. Center Street, Unit A, Arlington, Texas 76011. In July 2006, we began paying rent for this space under a 6 month lease agreement that is renewable on a month-to-month basis. The lease obligates us to pay $150 per month in rent plus our portion of utilities. The amount of space used is nominal and is an office-sharing arrangement. While limited in size, our present corporate office provides facilities suited to our current operations. As our business operations grow, it will be necessary for us to seek appropriate individual office space. Management believes suitable office space will be available when it is needed.

Management Discussion and Analysis

Results of Operations for Period Ending August 31, 2006

We generated $1,935 in revenue for the year ended August 31, 2006. Our revenue was generated by sales of custom, silk-screened T-shirts. Our cost of goods sold for the year ended August 31, 2006 was $7,037. We recorded a gross loss from sales for the year ended August 31, 2006 of $5,102. During the year ended August 31, 2006, we sold our products below cost and at a loss in order to undercut the pricing of competition and secure product orders.

We incurred operating expenses in the amount of $56,373 for the year ended August 31, 2006. These operating expenses are primarily attributable to general and administrative expenses associated with the initial development of our business, legal expenses, and consulting fees. During the year ended August 31, 2006, we incurred $23,337 in consulting fees, professional fees in the amount of $20,249, and office expenses of $8,390.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to our sales and marketing plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $61,475 for the year ended August 31, 2006.

Liquidity and Capital Resources

As of August 31, 2006, we had total current assets of $11,091 and total assets in the amount of $14,388. Our total current liabilities as of August 31, 2006 were $19,838. We had a working capital deficit of $8,747 as of August 31, 2006.

Operating activities used $51,593 in cash for the year ended August 31, 2006. Our net loss of $61,475 was the primary component of our negative operating cash flow. Investing activities during the year ended August 31, 2006 used $4,945 for website development costs. Cash flows provided by financing activities during the year ended August 31, 2006 consisted primarily of $56,025 as proceeds from the issuance of common stock and $4,652 as loans from shareholders and officers.

As of August 31, 2006, we have insufficient cash to operate our business at the current level for the next twelve months. We must raise additional capital to achieve our business goals and to continue operations. Although our principals have no legal obligation to infuse additional capital, it is anticipated that our principals will do so as reasonably necessary by providing short-term demand loans carrying a market interest rate. Management currently plans to raise additional capital following the completion of this registration statement. We plan to offer equity securities to meet our financial requirements over the next twelve months. We believe that it will be easier to raise the requisite financing once we become a reporting company and our stock is traded on a readily accessible exchange or national quotation system. We believe this because investors generally feel more comfortable with investments in which there are periodic and complete reports filed with the SEC. In addition, investors put more value on investments in securities of a company for which they have a readily accessible market to sell their securities. We plan to be quoted on the over-the-counter bulletin board upon effectiveness of this registration statement in order to provide this benefit to investors, but we can provide no assurance that our stock will be quoted on the over-the-counter bulletin. In addition, a market for our common stock may never develop. In the event we are not able to obtain financing within the next 12 months, our operations will be limited.

Going Concern

We have limited working capital and received limited revenue from sales of products. We incurred significant initial product costs, including promotions and custom computer designs associated with our products. We also incurred costs associated with its entry into new college markets. These factors create substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on us generating cash from the sale of our common stock or obtaining debt financing and attaining future profitable operations. Management’s plans include selling our equity securities and/or obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance that we will be successful in these efforts.

Off Balance Sheet Arrangements

As of August 31, 2006, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-seven (37) holders of record of our common stock.

Rule 144 Shares

A total of 2,500,000 shares of our common stock are currently available for resale to the public under Rule 144. As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144.

Of the shares being registered, 3,105,000 shares held by fifteen shareholders will be available for resale after December 16, 2006 and the remaining 132,000 shares held by twenty-one shareholders will be available after July 31, 2007, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 57,570 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our President and to our Secretary for all services rendered in all capacities to us for our fiscal year ended August 31, 2006.

Annual Compensation					Long Term Compensation
Name	Title	Year	Salary	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation
David Parker	CEO and CFO	FYE August 31, 2006	$0	$0	$0	0	0	0	0

We do not pay to our directors or officers any salary or consulting fee.

We do not pay to our directors any compensation for serving as a director on our board of directors.

Stock Option Grants

There were no grants of stock options since inception to date of this Prospectus.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period ended August 31, 2006 including:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheet as of August 31, 2006

F-3	Statement of Operations for the year ended August 31, 2006

F-4	Statement of Stockholders’ Deficit for the year ended August 31, 2006

F-5	Statement of Cash Flows for the year ended August 31, 2006

F-6	Notes to Financial Statements

DESIGNERSPORTSAPPAREL, INC.

FINANCIAL STATEMENTS

AUGUST 31, 2006

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 ● FAX: (248) 479-0578
www.ronscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
DesignerSportsApparel, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of DesignerSportsApparel, Inc. as of August 31, 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over   financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DesignerSportsApparel, Inc. as of August 31, 2006, and the results of its operations and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note H to the financial statements, the Company has limited working capital, has received limited revenue from sales of its products, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note H. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
November 27, 2006

DESIGNERSPORTSAPPAREL, INC.
BALANCE SHEET
AS OF AUGUST 31, 2006

ASSETS
Current Assets
Cash		$1,854
Due from Related Party		2,285
Inventory		5,952
Security Deposit		1,000
Total Current Assets		11,091
Other Assets
Web Site Development Costs	$4,945
Less: Accumulated Amortization of Web Site Costs	(1,648)	3,297
TOTAL ASSETS		$14,388

LIABILITIES

Current Liabilities
Due to Officers and Shareholders		$4,652
Due to Consultant		5,000
Accounts Payable		10,186
Total Liabilities		19,838

STOCKHOLDERS’ DEFICIT

Share Capital
Authorized:
25,000,000 Common Shares, Par Value $0.001 per Share
10,000,000 Preferred Shares, Par Value $0.001 per Share

Issued and Outstanding:
5,757,000 Common Shares		5,757

Additional Paid-in Capital		50,268
Share Capital		56,025
Accumulated Deficit		(61,475)
Total Stockholders’ Deficit		(5,450)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT		$14,388

The accompanying notes are an integral part of the financial statements.

DESIGNERSPORTSAPPAREL, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED AUGUST 31, 2006

Gross Sales	$1,935

Cost of Goods Sold	(7,037)

Gross (Loss) from Sales	(5,102)

General and Administrative Expenses
Consulting Fees	23,337
Professional Fees	20,249
Office Expenses	8,390
Transfer Agent Fees	1,730
Amortization of Web Site Costs	1,648
Business Travel Expenses	1,526
Product Liability Insurance	627
Bank Service Charges	587
State Filing Fees	200
Royalties	151
Reimbursed Expenses	(2,072)
Total General and Administrative Expenses	56,373
Net Loss	$(61,475)

Weighted Average Number Of Shares Outstanding	4,624,500
Net Loss Per Share	$(.01)

The accompanying notes are an integral part of the financial statements.

DESIGNERSPORTSAPPAREL, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED AUGUST 31, 2006

	Common Stock		Accumulated Deficit	Total
	Shares	Amount
Issuance of common stock for cash @$.001, September 16, 2005	2,500,000	$2,500	$-	$2,500
Issuance of common stock for cash @$.005, December 16, 2005	3,105,000	3,105	-	15,525
Issuance of common stock for cash @$.25, July 31, 2006	6666 152,000	152	-	38,000
Net loss for the period			(61,475)	(61,475)
Balance, August 31, 2006	5,757,000	$5,757	$(61,475)	$(5,450)

The accompanying notes are an integral part of the financial statements.

DESIGNERSPORTSAPPAREL, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED AUGUST 31, 2006

Cash Flows From Operating Activities
Net Loss for the Year	$(61,475)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Amortization	1,648

Changes in Assets and Liabilities
Inventory	(5,952)
Security Deposit	(1,000)
Accounts Payable	10,186
Due to Consultant	5,000

Net Cash Used in Operating Activities	(51,593)

Cash Flows from Financing Activities
Due from Related Party	(2,285)
Loans from Shareholders and Officers	4,652
Proceeds from Issuance of Common Shares	56,025

Net Cash Provided by Financing Activities	58,892

Cash Flows from Investing Activities
Web Site Development Costs	(4,945)

Net Increase in Cash and Cash Equivalents	1,854

Cash and Cash Equivalents - September 1, 2005	-0-

Cash and Cash Equivalents - August 31, 2006	$1,854

The accompanying notes are an integral part of the financial statements.

DesignerSportsApparel, Inc.
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2006

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of DesignerSportsApparel, Inc. (the “Company”) is presented to assist in understanding the company’s financial statements. The financial statements and notes are representations of the company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied to the preparation of the financial statements. The Company will adopt accounting policies and procedures based upon the nature of future transactions.

Description of Operational Activities
The Company was incorporated on August 29, 2005 under the laws of the State of Nevada. The Company has elected a fiscal year-end of August 31. No activity took place between August 29, 2005 and August 31, 2005.

The Company is primarily in the business of providing custom, silk-screened T-shirts. The initial focus of the Company’s business plan is to target college-aged consumers who frequently purchase T-shirts. In furtherance of the Company’s business plan, the Company entered into a licensing agreement with the Sigma Alpha Epsilon Fraternity, allowing it to provide silk-screened T-shirts to every chapter of the fraternity on college campuses nation-wide for events. Company sales are generated through direct contact with fraternity chapter presidents and other officers at campuses across the country. The Company’s business plan is to increase its product offering and to seek to develop additional licensing agreements to act a supplier to other national organizations whose membership base consists of the Company’s target market. The Company presently contracts with outside vendors for purchasing blank T-shirts, for printing of its products and graphic design.

Cash and Cash Equivalents
The Company considers cash on hand, cash in banks, certificates of deposit, time deposits, and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents.

Management Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B: ORGANIZATION AND WEB SITE DEVELOPMENT COSTS

Web Site Development costs of $4,945 are amortized over the expected life of 36 months. Regular web site maintenance costs are expensed in the current reporting period as operating expenses. Organization costs are expensed in the current reporting period.

DesignerSportsApparel, Inc.
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2006

NOTE C: OFFERING COSTS

Professional fees associated with capital raising activities which were incurred by the Company in connection with a Regulation D private stock offering, and were recorded as operating expenses. The amount of fees incurred in the year ended August 31, 2006 totaled $1,600. .

NOTE D: INCOME TAXES

No provision for income taxes has been recorded in the financial statements as the Company has incurred net operating losses from the date of inception through August 31, 2006.

For the period ended August 31, 2006, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $61,475 at August 31, 2006, and will expire in the year 2026.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2006
Deferred tax asset attributable to:
Net operating loss	$20,900
Valuation allowance	(20,900)
Net deferred tax asset	$-0-

NOTE E: PROPERTY AND EQUIPMENT

The Company has a nominal amount of computer equipment and office furniture at August 31, 2006. Prior to August, 2006, the Company borrowed the use of office equipment from a related party and was not charged any fees for the use of the equipment. The Company accounts for property and equipment at cost. Expenditures for the maintenance and repair are charged against operations. Renewals and improvements that materially extend the life of the asset are capitalized.

The Company will account for depreciation of the equipment based on the straight-line method over the estimated useful lives for financial reporting and uses accelerated depreciation methods for income tax reporting.

DesignerSportsApparel, Inc.
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2006

NOTE F: RELATED PARTY TRANSACTIONS

The Company has maintained an office at the office of a shareholder. The amount of space used is nominal. During the period from inception through June 30, 2006, the company paid no rent. The fair market value of this office rent is not reflected in the statement of operations as it is valued at no more than $150 per month. In July 2006, the Company began paying rent for this space under a 6 month lease agreement that is renewable on a month-to-month basis. The lease obligates the Company to pay $150 per month in rent plus its portion of utilities.

An officer of the Company loaned funds to the Company for operating expenses in order to assist the Company with working capital requirements. Loans outstanding at August 31, 2006 were as follows:

DATE	AMOUNT	INTEREST RATE & MATURITY DATE
September 2005	$ 2,500	5%; 12/31/06
April 2006	2,152	0%; Demand Note
TOTAL	$ 4,652

NOTE G: COMMON STOCK

On June 19, 2006 the Company amended its Articles of Incorporation to increase the authorized common shares from 25,000,000 to 90,000,000. In addition the Company amended its Articles of Incorporation to authorize 10,000,000 of Preferred Shares. As of August 31, 2006 the Company had 5,757,000 common shares outstanding.

NOTE H: LIQUIDITY AND CAPITAL RESERVES

The Company has limited working capital and received limited revenue from sales of products or services. The Company incurred significant initial product costs, including promotions and custom computer designs associated with its licensed products. The Company also incurred costs associated with its entry into new college markets. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

DesignerSportsApparel, Inc.
NOTES TO THE FINANCIAL STATEMENTS
AUGUST 31, 2006

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Management believes that the Company has insufficient capital reserves to operate through August 31, 2007 without the need for infusion of additional capital. The Company continues to sell its products which are in inventory. Although the principals of the Company have no legal obligation to infuse additional capital, it is expected that the principals shall do so as reasonably necessary by providing short-term demand loans carrying a market interest rate.

NOTE I: MATERIAL CONTRACTS

On April 4, 2006 the Company entered into a License Agreement with Sigma Alpha Epsilon Fraternity (“SAE”). The agreement provides the Company with the right to use the insignia of SAE including the Greek letters, crest, badge, flags, the True Gentleman logo, and the name of the organization. The Company shall pay a $40 annual advance and 8.5% of gross sales. The term is until June 30, 2007 and is renewable. The Company has paid royalties on its sales.

On September 28, 2005 the Company entered into a business consulting agreement with Don India, Sr. of Design U Factory, Inc. The Agreement provides compensation to the Consultant at a rate of $50 per hour. As of August 31, 2006 the Company owed $5,000 in consulting fees to Mr. India. In addition, the Company owed an additional $1,613 to other consultants. Such obligations were paid in September, 2006.

NOTE J: SUBSEQUENT EVENTS

Management of the Company intends to file a public registration statement.

On November 27, 2006, the Company acquired the domain name www.designersportsapparel.com from an officer of the Company for $1.

An officer of the Company made two loans of $2,500 each to the Company for working capital in September 2006 and November 2006. The loans bear interest at a rate of 5% and are due one year from the date of the loan.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$103
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000

Total		$26,603

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 2,500,000 shares of common stock to Mr. David B. Parker, our sole officer and director, on September 16, 2005. Mr. Parker acquired these shares at the price of $0.001 per shares. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On December 16, 2005, we completed an offering of shares of our common stock to a total of fifteen purchasers in an offering that was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. The identity of these fifteen purchasers is included in the selling shareholder table set forth above. Upon closing, we issued 3,105,000 shares of our restricted common stock at the price of $0.01 per share for total proceeds of $31,050. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On July 31, 2006, we completed an offering of shares of our common stock to a total of twenty-one purchasers in an offering that was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. The identity of these twenty-one purchasers is included in the selling shareholder table set forth above. Upon closing, we issued 152,000 shares of our restricted common stock at the price of $0.25 per share for total proceeds of $38,000. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended
3.2	By-Laws
4.1	Sample Share Certificate
5.1	Opinion of Ronald Serota, Attorney, of the Corporate Law Center, with consent to use
10.1	License Agreement with Sigma Alpha Epsilon Fraternity
10.2	Consulting Agreement entered into with Donald India Sr.
23.1	Consent of Ronald N. Silberstein, C.P.A., P.L.L.C.

Item 28. Undertakings

The undersigned company hereby undertakes that it will:

(1)	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any Prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement.

(2)
for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Arlington, Texas on December 11, 2006.

DesignerSportsApparel, Inc.
By:	/s/ David Parker
David B. Parker
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

DesignerSportsApparel, Inc.
By:	/s/ David Parker
David B. Parker
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer, and Director
December 11, 2006